Exhibit 7.04

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made and entered into as of December 21, 2018, by and between: Windtree Therapeutics, Inc., a Delaware corporation, (“Parent”), Lee’s Pharmaceutical Holdings Limited (referred to collectively with its affiliate, China Cardiovascular Focus Limited, as “LPHL”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

WHEREAS, Parent and LPHL are parties to an Indemnity Letter Agreement of even date herewith (the “Underlying Agreement”) which provides for the escrow of certain shares of Parent’s Common Stock, par value $0.001 per share (“Common Stock”); and

WHEREAS, Parent and LPHL have agreed to appoint the Escrow Agent to administer the Common Stock pursuant to the terms of this Agreement to be escrowed in accordance with the Underlying Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment; Defined Terms.

(a) Parent and LPHL hereby appoint the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Underlying Agreement.

2. Escrow Shares.

(a) Parent agrees to deposit with the Escrow Agent 984,000 shares of Common Stock of Parent (the “Escrow Shares”) on the date hereof. The Escrow Agent shall hold the Escrow Shares as a book-entry position registered in the name of LPHL, for the benefit of the stockholders of Parent as of December 21, 2018 other than LPHL, LPH Investments Limited and LPH II Investments Limited (the “Indemnitees”).

(b) During the term of this Agreement, LPHL shall have the exclusive right to exercise any voting rights with respect to the Escrow Shares. With respect to any matter for which the Escrow Shares are permitted to vote, the Escrow Agent shall vote, or cause to be voted, the Escrow Shares in the manner directed by LPHL. In the absence of notice from LPHL as to how to vote the Escrow Shares, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

(c) Any dividends to be paid with respect to the Escrow Shares shall be paid by Parent, within the same period of time as dividends are paid to such other holders of shares of Common Stock of Parent, to LPHL.

(d) The number of Escrow Shares shall be appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock, other than a regular cash dividend.

3. Disposition and Termination.

(a) The Escrow Agent shall administer the Escrow Shares in accordance with joint written instructions provided by Parent and LPHL to the Escrow Agent from time to time (an “Instruction”) directing the Escrow Agent to transfer or release the Escrow Shares, or any portion thereof, as set forth in such Instruction, to either the Indemnitees or to LPHL. Subject to sub-paragraph (b) below, the Escrow Agent shall make distributions of the Escrow Shares only in accordance with an Instruction and only to the Indemnitees or to LPHL.

(b) Subject to the terms of this Section 3(b), on December 21, 2019, the Escrow Agent shall release all remaining Escrow Shares to LPHL. Notwithstanding the foregoing, if Parent has notified the Escrow Agent that it has made a claim pursuant to the Underlying Agreement prior to 11:59 p.m., Eastern Time, on December 21, 2019 (the “Escrow Termination Date”), which has not been resolved prior to the Escrow Termination Date, the Escrow Agent shall retain the Escrow Shares until it has received (i) an Instruction directing the Escrow Agent to transfer or release the Escrow Shares, or any portion thereof, to either the Indemnitees or to LPHL or (ii) evidence of a final non appealable judgement or order of any court or arbitral panel of competent jurisdiction which may be issued and which directs the Escrow Agent to transfer or release the Escrow Shares, or any portion thereof, to either the Indemnitees or to LPHL.

(c) Upon the transfer and/or release of all of the Escrow Shares by the Escrow Agent in accordance with the terms of this Agreement (including Section 3(b)), this Agreement shall terminate, subject to the provisions of Section 7.

(d) Prior to any distribution of the Escrow Shares to any of the Indemnitees pursuant to an Instruction, (i) LPHL shall execute a stock power substantially in the form attached hereto as Annex A, and (ii) Parent shall provide, at Parent’s cost and expense, the Escrow Agent with an opinion of counsel, in a form reasonably acceptable to the Escrow Agent, and an officer’s certificate, duly executed by an authorized officer of Parent, to confirm that the Escrow Shares can be transferred to the Indemnitees without registration under applicable Federal and state securities laws or that an effective registration statement covering the issuance or resale of the Escrow Shares is effective. If Parent is unable to provide the Escrow Agent with such requested opinions or certificates, the Escrow Agent shall not transfer any of the Escrow Shares pursuant to an Instruction and shall, instead, retain such Escrow Shares until Parent is able to deliver the opinions and certificates reasonably required by the Escrow Agent.

4. Escrow Agent.

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Parent and LPHL and any other person or entity, in connection herewith, if any, including without limitation the Underlying Agreement or nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between Parent and LPHL and any other person or entity, the terms and conditions of this Agreement shall control.

(b) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the person or persons designated on Schedule 1 hereto on behalf of Parent and LPHL without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any of Parent, LPHL or the Indemnitees or any other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.

(c) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct or the Escrow Agent’s material breach of this Agreement was the primary cause of any loss to any of Parent, LPHL or the Indemnitees. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to any of Parent, LPHL or the Indemnitees. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from Parent or LPHL which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep the Escrow Shares in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.

5. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to each of Parent and LPHL specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor escrow agent has been appointed in accordance with this Section 5. If Parent and LPHL have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 below.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

(c) The Escrow Agent may be removed, with or without cause, and a new escrow agent may be appointed, pursuant to an Instruction, and such Instruction shall authorize the delivery of this Agreement, together with all Escrow Shares then held by the Escrow Agent (and including any dividends due to be paid in respect thereon) and any and all related instruments or documents to a successor escrow agent.

6. Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2. All amounts owing under the foregoing sentence shall be paid by Parent. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7; provided, however, that such compensation, expenses, disbursements and advances shall not be paid from the Escrow Shares. The obligations of Parent set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7. Indemnity.

(a) The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent or from the Escrow Agent’s material breach of this Agreement. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment (except to the extent of the Escrow Agent’s gross negligence or willful misconduct or the Escrow Agent’s material breach of this Agreement), and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, Parent and LPHL each acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm each of Parent and LPHL’s identity including without limitation name, address and organizational documents (“identifying information”). Each of Parent and LPHL agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) The underlying transaction giving rise to the Underlying Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9. Notices. All communications hereunder shall be in writing and except for communications from Parent or LPHL setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, by telephone, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

if to Parent:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Attention: Legal Department

Email: mtempleton@windtreetx.com

Telephone: (215) 488-9300

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: ira.kotel@dentons.com

Attention: Ira Kotel, Esq.

If to Lee’s Pharmaceutical Holdings Limited

Lee’s Pharmaceutical Holdings Limited

1/F, Building 20E, Phase 3

Hong Kong Science Park, Shatin, Hong Kong

Attention: Benjamin Li

Email: drli@leespharm.com

Telephone: +852 2314 6500

with a copy to:

King & Wood Mallesons LLP

50th Floor, 500 Fifth Avenue

New York, NY 10110

Email: laura.luo@us.kwm.com

Attention: Laura Luo, Esq.

If to the Escrow Agent:

Continental Stock Transfer and Trust

One State Street – 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attention: Account Administration

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10. Security Procedures.

(a) Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of Escrow Shares, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, must be given to the Escrow Agent by confirmed facsimile or by an e-mail which includes an attached PDF containing a “wet” signature on the applicable instruction notice (a “Qualified E-Mail”) and no instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or Qualified E-Mail at the number or e-mail address provided to Parent or LPHL by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number or e-mail address.

(b) In the event transfer instructions are so received by the Escrow Agent by facsimile or Qualified E-Mail, the Escrow Agent shall seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of Parent or LPHL (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President or Executive Vice President, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

11. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by opinion of legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12. Miscellaneous. Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent, Parent and LPHL. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent, Parent or LPHL, except as provided in Section 5, without the prior consent of the Escrow Agent and Parent or LPHL, as applicable. This Agreement shall be governed by and construed under the laws of the State of New York. Each of Parent and LPHL and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent, Parent and LPHL any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

WINDTREE THERAPEUTICS, INC.

By:	/s/ John Tattory
Name: John Tattory
Title: Senior Vice President

LEE’S PHARMACEUTICAL HOLDINGS LIMITED

By:	/s/ Li Xiaoyi Benjamin
Name: Li Xiaoyi Benjamin
Title: Director

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER AND TRUST

By:	/s/ Ana Gois
Name: Ana Gois
Title: Vice President

[Signature Page to Escrow Agreement]

SCHEDULE 1

Telephone Numbers and authorized signatures for

Person(s) Designated to give Escrow Asset Transfer Instructions

1. FOR WINDTREE THERAPEUTICS, INC.

Name	Telephone Number	Signature

John Tattory	(215) 488-9418	/s/ John Tattory
or		Name: John Tattory

Mary B. Templeton, Esq.	(215) 488-9347	/s/ Mary B. Templeton
Name: Mary B. Templeton

2. FOR LEE’S PHARMACEUTICAL HOLDINGS LIMITED

Name	Telephone Number	Signature

Li Xiaoyi Benjamin	+852 2314 6500	/s/ Li Xiaoyi Benjamin
Name: Li Xiaoyi Benjamin

Chow Yiu Ming Jason	+852 2314 6519	/s/ Chow Yiu Ming Jason
Name: Chow Yiu Ming Jason

SCHEDULE 2

Schedule of Fees for Escrow Agent

Escrow Set Up, Review and Acceptance	$2,500
Annual Administration Fee	$2,500
(per year or part thereof)
Selling Holders:	Waived
(includes collection of stock powers
Medallion signature guarantees, Identifications	Waived
as required by the Patriot Act)
Out-of-Pocket Expenses	At cost
(Postage, Stationery, etc.)
Overnight Delivery Charges	At cost
Release of Escrow:	Waived